HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Jeff Prescott
615-344-2688	615-344-5708
HCA Previews Fourth Quarter and Year-End 2006 Results
Announces Intent to Amend Credit Agreement
Nashville, Tenn., January 29, 2007 — HCA today announced preliminary financial and operating results for the fourth quarter and fiscal year ended December 31, 2006.
Revenues for the fourth quarter totaled $6.5 billion compared to $6.2 billion in the fourth quarter of 2005. Adjusted EBITDA for the quarter totaled $1.3 billion, an increase of 26.6 percent, compared to $1.0 billion in the previous year’s fourth quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA is included in this release. Net income for the fourth quarter totaled $122 million, compared to $325 million in the prior year fourth quarter.
Fourth quarter 2006 results include gains on investments of $103 million, gains on sales of facilities of $159 million, transaction costs related to the completed merger of $433 million and an impairment of long-lived assets of $24 million. In the 2005 fourth quarter, HCA results included gains on investments of $1 million and gains on sales of facilities of $49 million. In addition, interest expense increased to $373 million in the fourth quarter of 2006 compared to $166 million in same period of 2005.
HCA’s adjusted EBITDA margin increased to 19.7 percent of revenues for the fourth quarter of 2006 from 16.3 percent of revenues in the fourth quarter of 2005. Gains on investments represented 160 basis points of the overall improvement. Salaries and benefits improved 110 basis points from 41.1 percent of revenues in the fourth quarter of 2005 to 40.0 percent of revenues in the fourth quarter of 2006. The provision for doubtful accounts increased 80 basis points to 10.9 percent of revenues in the fourth quarter of 2006 from 10.1 percent of revenues in the fourth quarter of 2005. Other operating expenses improved 190 basis points from 17.1 percent of revenues in the fourth quarter of 2005 to 15.2 percent of revenues in the fourth quarter of 2006. Contributing to the improvement in other operating expenses in the fourth quarter of 2006 were reductions in insurance, non-income taxes, marketing and travel costs.
Same facility admissions increased 0.3 percent and same facility equivalent admissions increased 0.2 percent in the fourth quarter of 2006 compared to the prior year fourth quarter.

Same facility revenue per equivalent admission increased 7.5 percent (8.3 percent increase when adjusted for uninsured discounts) in the fourth quarter of 2006 compared to the fourth quarter of 2005. Same facility uninsured discounts, which reduce revenues and the provision for doubtful accounts by generally equal amounts, totaled $296 million in the fourth quarter of 2006 compared to $226 million in the same quarter of 2005.
As of December 31, 2006, HCA’s balance sheet reflected cash and cash equivalents of $1.1 billion, total debt of $28.4 billion, stockholders’ deficit (including common and minority equity) of $10.3 billion and total assets of $23.6 billion.
Revenues for the year ended December 31, 2006 increased 4.2 percent to $25.5 billion, compared to $24.5 billion in 2005. Adjusted EBITDA for 2006 totaled $4.5 billion compared to $4.3 billion in the prior year. Net income totaled $1.0 billion in 2006 compared to $1.4 billion in 2005.
HCA also announced today its intent to amend its Credit Agreement dated November 17, 2006, in order to reduce the interest rates on the term loans thereunder. The amendment will require the approval of certain term lenders in accordance with the terms of the Credit Agreement.
On November 16, 2006, the Company’s shareholders approved a merger with an acquiring consortium led by Bain Capital, Kohlberg Kravis Roberts & Co. and Merrill Lynch Global Private Equity, along with HCA founder, Dr. Thomas F. Frist, Jr. and certain members of his family and HCA management for $51.00 per share in cash for each share of HCA common stock held. The transaction closed on November 17, 2006.
HCA plans on announcing its complete fourth quarter and year-end 2006 results on February 6.
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FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact, including statements with respect to our earnings and our estimated results of operations for the fourth quarter and fiscal year ended December 31, 2006, which are subject to finalization and contingencies associated with our quarterly and annual financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the merger; (2) the impact of the substantial indebtedness incurred to finance the consummation of the merger; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the impact of our charity care and uninsured discounting policies; (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (11) changes in federal, state or local regulations affecting the health care industry; (12) delays in receiving payments for services provided; (13) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (14) the outcome of governmental investigations by the United States Attorney for the Southern District of New York and the Securities and Exchange Commission (the “SEC”); (15) the outcome of certain class action and derivative litigation filed with respect to us; (16) the possible enactment of federal or state health care reform; (17) the availability and terms of capital to fund the expansion of our business; (18) the continuing impact of hurricanes on our facilities and the ability to obtain recoveries under our insurance policies; (19) changes in accounting practices; (20) changes in general economic conditions; (21) future divestitures which may result in charges; (22) changes in business strategy or development plans; (23) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (24) potential liabilities and other claims that may be asserted against us, (25) the ability to amend our credit agreement in order to reduce interest rates, and (26) other risk factors described in our Annual Report on Form 10-K and other filings with the SEC. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Years
	Fourth Quarter		Ended December 31,
	2006	2005	2006	2005
Revenues	$6,489	$6,178	$25,477	$24,455

Net income	$122	$325	$1,036	$1,424
Gains on sales of facilities (net of tax)	(74)	(19)	(103)	(37)
LBO transaction costs (net of tax)	303	—	309	—
Impairment of long-lived assets (net of tax)	15	—	15	—
Tax settlement and repatriation	—	(2)	—	(72)

Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation	366	304	1,257	1,315
Depreciation and amortization	346	336	1,391	1,374
Interest expense	373	166	955	655
Minority interests in earnings of consolidated entities	56	46	201	178
Provision for income taxes	135	155	665	756

Adjusted EBITDA (a)	$1,276	$1,007	$4,469	$4,278

(a)	Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities, LBO transaction costs, impairment of long-lived assets and tax settlement and repatriation and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

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